Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Number 333-215085

The Kroger Co.

Pricing Term Sheet
Dated January 7, 2019

Issuer:	The Kroger Co.
Security Type:	Senior Notes
Trade Date:	January 7, 2019
Settlement Date:	January 14, 2019 (T+5)
Denominations:	$2,000 x $1,000
Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

4.500% Senior Notes Due 2029

Principal Amount:	$600,000,000
Maturity Date:	January 15, 2029
Coupon:	4.500%
Benchmark Treasury:	UST 3.125% due November 15, 2028
Benchmark Treasury Price / Yield:	103-28 / 2.675%
Spread to Benchmark Treasury:	T + 190 basis points
Yield to Maturity:	4.575%
Price to Public:	99.403% of the principal amount
Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2019
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 30 basis points (prior to October 15, 2028)
Par Call:	On or after October 15, 2028 (three months prior to maturity)
CUSIP/ISIN:	501044 DL2 / US501044DL23

5.400% Senior Notes Due 2049

Principal Amount:	$600,000,000
Maturity Date:	January 15, 2049
Coupon:	5.400%
Benchmark Treasury:	UST 3.000% due August 15, 2048
Benchmark Treasury Price / Yield:	100-16 / 2.974%
Spread to Benchmark Treasury:	T + 245 basis points
Yield to Maturity:	5.424%
Price to Public:	99.646% of the principal amount

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2019
Optional Redemption Provisions:
Make-whole Call:	Treasury Rate plus 40 basis points (prior to July 15, 2048)
Par Call:	On or after July 15, 2048 (six months prior to maturity)
CUSIP/ISIN:	501044 DM0 / US501044DM06

Joint Book-Running Managers:

4.500% Senior Notes Due 2029
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
U.S. Bancorp Investments, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
MUFG Securities Americas Inc.

5.400% Senior Notes Due 2049
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fifth Third Securities, Inc.
RBC Capital Markets, LLC
Santander Investment Securities Inc.

Co-Managers:

4.500% Senior Notes Due 2029
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC
PNC Capital Markets LLC RBC Capital Markets, LLC Santander Investment Securities Inc.
Drexel Hamilton, LLC

5.400% Senior Notes Due 2049
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Mizuho Securities USA LLC MUFG Securities Americas Inc.

PNC Capital Markets LLC
U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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